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                     July 7, 2023

       Felipe MacLean
       Chief Executive Officer
       Clover Leaf Capital Corp.
       1450 Brickell Avenue, Suite 2520
       Miami, FL 33131

                                                        Re: Clover Leaf Capital
Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed June 16, 2023
                                                            File No. 001-40625

       Dear Felipe MacLean:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Jessica Yuan